Exhibit 99

 Parke Bancorp, Inc.

601 Delsea Drive,

Washington Township, NJ 08080

Contact:

Vito S. Pantilione, President and CEO

John F. Hawkins, Senior Vice President and CFO

(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES FIRST QUARTER 2020 EARNINGS

Highlights:

Net Income:	$7.2 million, increased 2.0% over Q1 2019

Total Assets:	$1.82 billion, increased 8.0% over December 31, 2019

Total Loans:	$1.47 billion, increased 3.3% over December 31, 2019

Total Deposits:	$1.47 billion, increased 9.7% over December 31, 2019

WASHINGTON TOWNSHIP, NJ, April 21, 2020 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended March 31, 2020.

Highlights for the first quarter March 31, 2020:

•	Net income available to common shareholders increased $144,000, or 2.0%, to $7.2 million, or $0.61 per basic common share and $0.60 per diluted common share for the first quarter of 2020, compared to net income available to common shareholders of $7.1 million, or $0.60 per basic common share and $0.59 per diluted common share for the same quarter in 2019.

•	Net interest income increased 13.2% to $15.2 million for the first quarter of 2020, compared to $13.4 million for the same quarter of 2019.

The following is a recap of the significant items that impacted the first quarter 2020 period:

Interest income increased $3.2 million, or 17.4%, for the first quarter of 2020, compared to the same period in 2019,  primarily due to higher loan volumes. In addition, a $350,000 increase in interest income from federal funds sold and deposits with banks also contributed to the increase in interest income for the first quarter of 2020. Interest expense increased $1.4 million for the first quarter of 2020, compared to the same period in 2019, primarily due to higher deposit volumes.

The provision for loan losses increased $696,000 to $1.4 million for the first quarter of 2020, compared to the same periods in 2019. The increase in the provision was primarily due to the increasing loan allowance, reflecting the estimated probable increase of credit risk from pandemic on our borrowers as of 3/31/2020, as well as the increased loan volumes.

For the first quarter of 2020, non-interest income increased $69,000, compared to the same periods of 2019, with the increase primarily attributable to increased fee income from deposit accounts, partially offset by loss on sale of other real estate owned (OREO).

Non-interest expense increased $709,000 for the first quarter 2020, compared to the same periods of 2019, primarily due to an increase in compensation, data processing cost, and FDIC insurance assessment, partially offset by decrease in professional service fees. The increases in non-interest expenses mainly reflect the growth of the business.

Income tax expense increased $238,000 for the first quarter of 2020, compared to the same periods in 2019. The effective tax rates for first quarter 2020 was 25.7%, compared to 24.4% for the same period in 2019.

March 31, 2020 discussion of financial condition

•	Total assets increased to $1.82 billion at March 31, 2020, from $1.68 billion at December 31, 2019, an increase of $134.4 million or 8.0% primarily due to an increase in cash deposits with the Federal Reserve Bank and an increase in loans.

•	Cash and cash equivalents totaled $283.2 million at March 31, 2020 as compared to $191.6 million at December 31, 2019.

•	The investment securities portfolio decreased to $27.2 million at March 31, 2020, from $27.8 million at December 31, 2019, a decrease of $577,000, or 2.1%, primarily due to payoffs of securities.

•	Gross loans increased to $1.47 billion at March 31, 2020, from $1.42 billion at December 31, 2019, an increase of $47.5 million or 3.3%.

•	Nonperforming loans at March 31, 2020 increased to $5.9 million, representing 0.40% of total loans, an increase of $567,000, or 10.6%, from $5.3 million of nonperforming loans at December 31, 2019. OREO at March 31, 2020 was $4.0 million, a decrease of $777,000 compared to $4.7 million at December 31, 2019, primarily due to sale of OREO assets. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.54% and 0.60% of total assets at March 31, 2020 and December 31, 2019, respectively. Loans past due 30 to 89 days were $4.5 million at March 31, 2020, an increase of $2.5 million from December 31, 2019.

•	The allowance for loan losses was $23.2 million at March 31, 2020, as compared to $21.8 million at December 31, 2019. The ratio of the allowance for loan losses to total loans was 1.58% and 1.54% at March 31, 2020 and at December 31, 2019, respectively. The ratio of allowance for loan losses to non-performing loans was 392.5% at March 31, 2020, compared to 407.8%, at December 31, 2019.

•	Total deposits were $1.47 billion at March 31, 2020, up from $1.34 billion at December 31, 2019, an increase of $130.1 million or 9.7% compared to December 31, 2019. Deposits growth was primarily due to an increase in non-interest bearing demand deposits and increase in other non-time deposits.

•	Total borrowings were $148.1 million at March 31, 2020, unchanged from December 31, 2019.

•	Total equity increased to $184.9 million at March 31, 2020, up from $179.4 million at December 31, 2019, an increase of $5.4 million, or 3.0%, primarily due to the retention of earnings.

CEO outlook and commentary

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

I want to first express my hope that you and your families are safe and healthy in these very challenging times. The COVID-19 crisis has changed the world, the way we live and the way we do business. Although this virus is unprecedented, it is not the first time this country faced a life changing crisis. History has taught us that our country can fight through tough times, return to a normal life with a growing economy and this COVID-19 will be no different. We will get through it.

The Company enjoyed strong growth in the 1st quarter of 2020, growth in total assets, loans and deposits. Our net income increased from the 1st quarter of 2019 to the 1st quarter of 2020, although it was affected by the increase in our loan loss provision due to our concern about the COVID-19 impact o the economy. We made a loan loss provision of $1,400,000 for the first quarter bringing our allowance for loan losses to 1.58%. I’m afraid the economy will get worse before it gets better, but we believe it will get better. The Company is well structured with strong capital to be in a good position to continue growing our Company and Parke bank, including our earnings and shareholders' equity once this crisis is over. Be safe.

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; our ability to prudently expand our operations in our market and in new markets; our ability to tightly control expenses; and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheet (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets

	March 31,	December 31,
	2020	2019
	(Amounts in thousands, except share data)
Assets
Cash and cash equivalents	$283,191	$191,607
Investment securities	27,203	27,780
Loans held for sale	193	190
Loans, net of unearned income	1,468,204	1,420,749
Less: Allowance for loan losses	(23,219)	(21,811)
Net loans	1,444,985	1,398,938
Premises and equipment, net	6,901	6,946
Bank owned life insurance (BOLI)	26,556	26,410
Other assets	26,527	29,289
Total assets	$1,815,556	$1,681,160

Liabilities

Noninterest-bearing deposits	$351,892	$259,269
Interest-bearing deposits	1,117,438	1,079,950
FHLBNY borrowings	134,650	134,650
Subordinated debentures	13,403	13,403
Other liabilities	13,303	14,464
Total liabilities	$1,630,686	$1,501,736

Total shareholders’ equity	$183,489	$177,605
Noncontrolling interest in consolidated subsidiaries	1,381	1,819
Total equity	$184,870	$179,424

Total liabilities and equity	$1,815,556	$1,681,160

Table 2: Consolidated Income Statement (Unaudited)

	For three months ended March 31,
	2020	2019
	(Amounts in thousands except share data)
Interest income:
Interest and fees on loans	$20,328	$17,441
Interest and dividends on investments	278	315
Interest on federal funds sold and deposits with banks	951	601
Total interest income	21,557	18,357
Interest expense:
Interest on deposits	5,451	3,963
Interest on borrowings	907	962
Total interest expense	6,358	4,925
Net interest income	15,199	13,432
Provision for loan losses	1,396	700
Net interest income after provision for loan losses	13,803	12,732
Non-interest income
Gain on sale of SBA loans	—	40
Other loan fees	241	191
Bank owned life insurance income	146	147
Service fees on deposit accounts	568	381
Net loss on sale and valuation adjustments of OREO	(132)	—
Other	165	160
Total non-interest income	988	919
Non-interest expense
Compensation and benefits	2,545	2,141
Professional services	355	391
Occupancy and equipment	480	471
Data processing	317	218
FDIC insurance and other assessments	141	27
OREO expense	111	75
Other operating expense	920	837
Total non-interest expense	4,869	4,160
Income before income tax expense	9,922	9,491
Income tax expense	2,554	2,316
Net income attributable to Company and noncontrolling interest	7,368	7,175
Less: Net income attributable to noncontrolling interest	(156)	(114)
Net income attributable to Company	7,212	7,061
Less: Preferred stock dividend	(8)	(1)
Net income available to common shareholders	$7,204	$7,060
Earnings per common share
Basic	$0.61	$0.60
Diluted	$0.60	$0.59
Weighted average common shares outstanding
Basic	11,848,964	11,819,386
Diluted	12,008,200	12,003,380

Table 3: Operating Ratios

	Three months ended
	March 31,
	2020	2019
Return on average assets	1.62%	1.99%
Return on average common equity	15.92%	18.25%
Interest rate spread	2.99%	3.23%
Net interest margin	3.43%	3.86%
Efficiency ratio	30.08%	28.99%

* Return on the average assets is calculated using net income attributable to Company and noncontrolling interest dividing average assets

Table 4: Asset Quality Data

	March 31,	December 31,
	2020	2019
	(Amounts in thousands except ratio data)
Allowance for loan losses	$23,219	$21,811
Allowance for loan losses to total loans	1.58%	1.54%
Allowance for loan losses to non-accrual loans	392.54%	407.83%
Non-accrual loans	$5,915	$5,348
OREO	$3,950	$4,727